EXHIBIT 5.1 OPINION OF STEPP LAW GROUP

STEPP LAW GROUP
A PROFESSIONAL CORPORATION
32 EXECUTIVE PARK, SUITE 105
IRVINE, CALIFORNIA 92614
TELEPHONE: 949.660.9700
FACSIMILE: 949.660.9010

May 11, 2006

Summit Crest Mining Corp.
1249 Alderwood Place
North Vancouver, British Columbia
Canada V7P 1K2

Attention:       Bruce Bradshaw

Re:      Registration Statement on Form SB-2

Dear Mr. Bradshaw:

As special counsel to Summit Crest Mining Corp., a Nevada corporation (the "Company"), we have been requested to provide our opinion regarding 4,775,000 shares of the Company’s common stock which have been issued by the Company (the “Shares”). We have been informed that the Shares will be registered for sale or transfer by the provisions of that certain Registration Statement on Form SB-2, which is anticipated to be filed by the Company with the Securities and Exchange Commission (the “Commission") on or about May 12, 2006, pursuant to the provisions of the Securities Act of 1933, as amended, relating to the registration of the Shares, which are owned by those selling stockholders specified in that Registration Statement  (the "Registration Statement"). Accordingly, the purpose of this letter is to respond, in writing, to that request and furnish that opinion.

It is our opinion that the Shares have been duly and validly authorized for issuance and are validly issued, fully paid, and non-assessable.

The opinion specified in this letter is based solely on Nevada law.  We express no opinion as to compliance with the laws of any other jurisdiction and the effect, if any, which any such non-compliance might have. Nothing in this letter is intended of shall be construed as an opinion concerning any matters not specified in this letter.

We confirm that we render no opinion with respect to the truth and accuracy or the completeness of the Registration Statement, other than this opinion letter.  The opinion specified in this letter is expressly limited to the matter specified in this letter, and we make no opinion, express or implied, as to any other matters relating to the Company or its securities.

We consent to (i) the use of this letter as an exhibit to the Registration Statement, (ii) the discussion of this legal opinion in the prospectus portion of the Registration Statement, and (iii) the use of our name in the Registration Statement.

The Company is hereby advised, urged, and encouraged to consult with and, if appropriate, retain securities counsel in each jurisdiction outside the United States in which the Shares may be offered and sold regarding compliance with the securities laws of such jurisdiction.

Finally, of course, in the event that you have questions or comments regarding this matter, please do not hesitate to contact us. Thank you.

Sincerely,

STEPP LAW GROUP,
a professional corporation

       /s/ Thomas E. Stepp, Jr.

By:  Thomas E. Stepp, Jr.
TES/azo